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                                                                     EXHIBIT 5.1

                                           March __ , 1997


Sanmina Corporation
355 East Trimble Road
San Jose, CA 95131

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March __, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of Common Stock issuable pursuant to the Amended 1990 Incentive Stock Plan (as to 850,000 shares), the 1993 Employee Stock Purchase Plan (as to 150,000 Shares), the 1996 Supplemental Stock Plan (as to 850,000 Shares), and the 1995 Director Option Plan (as to 100,000 Shares) (collectively, the "Plans"). As legal counsel for Sanmina, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                             Very truly yours,

                                             WILSON, SONSINI, GOODRICH & ROSATI
                                             Professional Corporation